THOMAS WEISEL PARTNERS GROUP REPORTS 2009 THIRD QUARTER RESULTS

San Francisco, CA, October 28, 2009 – Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) today released results for the three and nine months ended September 30, 2009.

The firm reported a net loss of $14.4 million, or $0.44 per share, for the third quarter of 2009 compared with a net loss of $109.2 million, or $3.41 per share, for the third quarter of 2008.  For the nine months ended September 30, 2009, the firm reported a net loss of $48.5 million, or $1.49 per share, compared with a net loss of $137.1 million, or $4.22 per share, for the nine months ended September 30, 2008.  The results for the three and nine months of 2008 include a non-cash goodwill impairment charge of $92.6 million or $2.89 per share and $2.84 per share, respectively.

Total net revenues decreased 11% to $43.6 million for the third quarter of 2009 versus $49.0 million for the third quarter of 2008.  For the nine months ended September 30, 2009, total net revenues were $134.9 million, a decline of 15% compared with $158.0 million for the nine months ended September 30, 2008.

Adjusting for the non-cash amortization of intangible assets acquired in the purchase of Westwind Partners, the firm reported a non-GAAP net loss of $12.8 million, or $0.39 per share, for the third quarter of 2009 and a non-GAAP net loss of $43.4 million, or $1.34 per share, for the nine months ended September 30, 2009.  A reconciliation of GAAP results to these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

“We are encouraged by the sequential growth in investment banking revenues and by the continued level of activity across every growth vertical in which we operate.  We believe that companies with strong fundamentals, particularly those in the technology and resource sectors, will lead us out of this cycle,” said Thomas W. Weisel, Chairman and CEO of Thomas Weisel Partners.  “A main focus of ours has been on reducing our operating cost structure while maintaining the scale, breadth and depth of our platform in order to be an impact player as the capital markets activity returns.”

Business Overview

•
Investment Banking Revenues. Investment banking revenues were $15.6 million in the third quarter of 2009 compared with $17.5 million in the third quarter of 2008 and $14.3 million in the second quarter of 2009, a decrease of 11% and an increase of 9%, respectively.  Total transactions for the third quarter of 2009 were 23 compared with 13 in the year-ago quarter and 28 in the second quarter of 2009.  The increase in revenues from the second quarter of 2009 was primarily attributable to strength in equity capital raising activity, particularly in Canada.

•
Brokerage Revenues.  Brokerage revenues were $24.3 million in the third quarter of 2009 compared with $33.7 million in the third quarter of 2008 and $27.7 million in the second quarter of 2009, a 28% and 13% decrease, respectively.  Results in the third quarter of 2009 decreased from the second quarter of 2009 mainly due to a decrease in U.S. equity commissions, which were impacted by lower market volumes, coupled with a decline in revenues from Electronic and Block Trading.

•
Asset Management Revenues.  Asset management revenues were $3.9 million in the third quarter of 2009 compared with net losses of $2.3 million in the third quarter of 2008 and revenues of $6.4 million in the second quarter of 2009.  Asset management revenues consisted of management fees of $3.8 million, net realized and unrealized gains in warrants and other securities of $0.2 million and net realized and unrealized private equity losses of $65 thousand.  Assets under management were $1.4 billion as of September 30, 2009.

•
Compensation and Benefits Expenses.  Compensation and benefits expenses were $27.3 million in the third quarter of 2009 compared with $36.9 million in the third quarter of 2008 and $30.1 million in the second quarter of 2009, a 26% and 9% decrease, respectively.

The non-GAAP compensation ratio, which is defined in note (1) below, decreased to 63% in the third quarter of 2009 compared with the non-GAAP ratio of 68% in the year-ago period and increased slightly from the second quarter of 2009.  A reconciliation of GAAP results to these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

•
Non-compensation Expenses. Non-compensation expenses were $30.3 million in the third quarter of 2009, which included a non-cash facilities charge of $2.6 million or $0.08 per share as result of further downsizing the firm’s real estate footprint in San Francisco.  This compares with non-compensation expenses of $39.1 million in the third quarter of 2008, excluding the goodwill impairment charge, and $29.1 million in the second quarter of 2009.  Excluding the facilities charge, non-compensation expenses would have totaled $27.7 million a decrease of 29% from the year-ago quarter, excluding the goodwill impairment, and a decrease of 5% from the second quarter of 2009.

•
Provision for Taxes.  The firm recorded a tax expense of $0.3 million or a negative 2.4% effective tax rate in the third quarter of 2009.  As of December 31, 2008, the firm recorded a full valuation allowance on its U.S. and U.K. deferred tax assets and, therefore, did not recognize a tax benefit on its net loss in these tax jurisdictions.   The third quarter tax expense related entirely to taxable income attributable to the firm’s Canadian operations.

•
Capital.  As of September 30, 2009, the firm’s cash and cash equivalents were $66.3 million, shareholders’ equity and book value per share were $140.3 million and $4.43, respectively, and tangible shareholders’ equity and tangible book value per share were $122.9 million and $3.88, respectively.

The firm is planning to file a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission to register up to $100 million in securities.  The firm has no immediate plans to raise capital under the shelf registration statement.  The shelf registration statement will provide the firm with the flexibility to raise capital or to take advantage of growth opportunities as they occur.

It is the firm’s intention to file the shelf registration statement as soon as practicable, but there can be no assurance that the firm will actually make such a filing or that the SEC will declare the registration statement effective.  The firm’s intention to file a shelf registration statement is a forward-looking statement as defined by the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of factors may occur that would cause actual results to differ materially from the forward-looking statements contained herein.  The statements above shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

•
New Board Member.  The firm was pleased to announce that Robert E. Grady joined the Board of Directors in September 2009.  Mr. Grady’s venture capital experience developed at both Carlyle and as Chairman of the National Venture Capital Association, as well as his extensive capital markets and M&A expertise, will be important as the firm continues to refine its strategy for future growth.  With Mr. Grady’s addition, the firm’s Board of Directors increased to eight members, including seven independent directors.

Additionally, the firm established the position of Lead Director to the Board appointing Matthew R. Barger in this capacity.  Mr. Barger is currently a Senior Advisor to Hellman & Friedman, a private equity firm, where he spent more than 20 years holding positions including Chairman of the Investment Committee and Managing General Partner.  Mr. Barger is a Director of a number of investment advisory firms, including Hall Capital Partners.

•
Strategic New Hires.  Over the course of the third quarter, Matthew Allard joined the firm as a Managing Director in Investment Banking focused on financial sponsors, Hank Lammens joined the firm as a Managing Director in Trading and Kevin Travis joined the firm as a Director in Trading focused on the middle markets.

The firm is also pleased to announce that Abi Subramanian will join the firm as a Managing Director in Capital Markets focused on private capital.  Mr. Subramanian brings detailed industry knowledge in all aspects of the emerging growth economy with respect to private placements for leading private and public companies.  Mr. Subramanian was previously a senior banker at Jefferies and Cowen and brings deep client relationships across venture capital, private equity and corporate clients developed over 15 years of investment banking experience.

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA
 (Dollar amounts in thousands, except book value per share)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue Detail:
Investment banking
Capital raising	$10,429	$3,962	$27,162	$25,204
Strategic advisory	5,139	13,569	13,700	26,762
Total investment banking	15,568	17,531	40,862	51,966
Brokerage	24,256	33,652	81,455	104,646
Asset management
Management fees	3,778	3,754	10,701	10,883
Private equity realized and unrealized gains and (losses) – net	(65)	(2,375)	(1,762)	(4,133)
Other securities realized and unrealized gains and (losses) – net	219	(3,708)	4,163	(6,865)
Total asset management	3,932	(2,329)	13,102	(115)
Interest income	198	1,828	743	6,701
Total revenues	43,954	50,682	136,162	163,198
Interest expense	(400)	(1,636)	(1,223)	(5,214)
Net revenues	$43,554	$49,046	$134,939	$157,984

Investment Banking Transactions:
Capital raising	17	8	50	53
Strategic advisory	6	5	16	15
Total transactions	23	13	66	68
Average revenue per transaction	$677	$1,349	$618	$764
Other Metrics:
Non-GAAP compensation ratio(1)	62.6%	68.5%	64.3%
Non-compensation ratio(2)	69.6%		70.3%
Assets under management	$1,360,175	$1,392,211	$1,360,175	$1,392,211

Shareholders’ equity	$140,293	$237,048	$140,293	$237,048
Less: Other intangible assets	(17,402)	(31,167)	(17,402)	(31,167)
Tangible shareholders’ equity	$122,891	$205,881	$122,891	$205,881

Common shares outstanding(3)	31,695	30,806	31,695	30,806
Book value per share	$4.43	$7.69	$4.43	$7.69
Tangible book value per share	$3.88	$6.68	$3.88	$6.68

(1) The firm’s non-GAAP compensation ratio is the ratio of the firm’s compensation and benefits expenses (excluding expenses associated with the initial grant of restricted stock units) to net revenues (excluding investment gains and losses attributable to investments in private equity).  Without excluding these amounts, the firm’s ratio of compensation and benefits expenses to net revenues is 62.7% and 75.2% for the three months ended September 30, 2009 and 2008, respectively, and 65.3% and 75.4% for the nine months ended September 30, 2009 and 2008, respectively.

(2) The firm’s non-compensation ratio is the ratio of total expenses (other than compensation and benefits expense) to net revenues.
(3) Includes 6,260,618 exchangeable shares issued by TWP Acquisition Company (Canada), Inc., the firm’s wholly-owned subsidiary. Each exchangeable share is exchangeable at any time into a share of common stock of the firm, entitles the holder to dividend and other rights substantially economically equivalent to those of a share of common stock, and, through a voting trust, entitles the holder to a vote along with shares of common stock on matters presented to shareholders of the firm.

Non-GAAP Financial Measures

The firm has reported in this press release its net loss and basic and diluted loss per share for the three months ended September 30, 2009 on a non-GAAP basis by:

•
using a net loss of $12.8 million as the numerator of its non-GAAP basic and diluted loss per share calculations, which amount is calculated by adjusting its GAAP net loss of $14.4 million to exclude the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners of $1.6 million; and

•
using as the denominator of its non-GAAP basic and diluted loss per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of its GAAP basic and diluted loss per share calculations.

The firm has reported in this press release its net loss and basic and diluted loss per share for the nine months ended September 30, 2009 on a non-GAAP basis by:

•
using a net loss of $43.4 million as the numerator of its non-GAAP basic and diluted loss per share calculations, which amount is calculated by adjusting its GAAP net loss of $48.5 million to exclude (i) the after-tax non-cash expense associated with its initial grant of restricted stock units of $0.1 million and (ii) the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners of $5.0 million; and

•
using as the denominator of its non-GAAP basic and diluted loss per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of its GAAP basic and diluted loss per share calculations.

A reconciliation of the firm’s GAAP net loss to its non-GAAP net loss for the three and nine months ended September 30, 2009 is set forth below (in millions):

	Three Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
	(in millions)
Net loss	$(14.4)	$(48.5)
Exclusion of the after-tax non-cash expense associated with the initial grant of restricted stock units	–	0.1
Exclusion of the after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of the firm’s acquisition of Westwind Partners	1.6	5.0
Non-GAAP net loss	$(12.8)	$(43.4)

Basic net loss and diluted net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period.  The following table sets forth the firm’s GAAP basic and diluted weighted average shares outstanding and its GAAP basic and diluted net loss per share for the three and nine months ended September 30, 2009, as well as the non-GAAP net loss per share after applying the adjustments described above:

	Three Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
Weighted average shares used in computation of net loss per share:
Basic (in thousands)	32,703	32,464
Diluted (in thousands)	32,703	32,464

Net loss per share:
Basic	$(0.44)	$(1.49)
Diluted	$(0.44)	$(1.49)

Non-GAAP net loss per share:
Basic	$(0.39)	$(1.34)
Diluted	$(0.39)	$(1.34)

The firm’s non-GAAP compensation ratio is the ratio of the firm’s compensation and benefits expenses (excluding expenses relating to the initial grant of restricted stock units) to net revenues (excluding investment gains and losses attributable to investments in private equity).  Without excluding these amounts, the firm’s ratio of compensation and benefits expenses to net revenues is 62.7% and 75.2% for the three months ended September 30, 2009 and 2008, respectively, and 65.3% and 75.4% for the nine months ended September 30, 2009 and 2008, respectively.

	Three Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
	(in millions)
Compensation and benefits expenses	$27.3	$88.1
Exclusion of the pre-tax non-cash expense associated with the initial grant of restricted stock units	–	0.2
Non-GAAP compensation and benefits expense	$27.3	$87.9

Net revenues	$43.6	$134.9
Exclusion of investment (gains) losses in private equity	0.0	1.8
Non-GAAP net revenues	$43.6	$136.7

The firm’s non-compensation expenses are calculated by adjusting its total expenses excluding interest minus compensation and benefits expenses.

	Three Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
	(in millions)
Total expenses excluding interest	$57.6	$182.9
Less compensation and benefits expenses	27.3	88.1
Non-compensation expenses	$30.3	$94.8

The firm views its grant of restricted stock units in connection with its initial public offering and the expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners as non-cash events.  Additionally, the firm views the exclusion of its grant of restricted stock units from compensation and benefits expense as a non-GAAP compensation and benefits expense and the exclusion of investment gains and losses in its private equity portfolios from net revenues as non-GAAP net revenues for calculating the firm’s non-GAAP compensation ratio.  The firm’s management has utilized non-GAAP calculations of its compensation ratio, net revenues and net loss and non-GAAP calculations of basic and diluted loss per share that are adjusted in the manner described above as an additional device to aid in understanding and analyzing the firm’s financial results in the three and nine months ended September 30, 2009.  The firm’s management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of its business and facilitate meaningful comparison of its results in the current period to those in prior periods and future periods.  The firm’s reference to these measures should not, however, be considered as a substitute for results that are presented in a manner consistent with GAAP.  These non-GAAP measures are provided to enhance investors’ overall understanding of the firm’s current financial performance and its prospects for the future.  Specifically, the firm’s management believes that the non-GAAP measures provide useful information to both management and investors by excluding certain items that may not be indicative of the firm’s core operating results and business outlook.

A limitation of utilizing these non-GAAP measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the firm’s business, and these effects should not be ignored in evaluating and analyzing the firm’s financial results.  Therefore, management believes that both the firm’s GAAP measures and these non-GAAP measures of the firm’s financial performance should be considered together.

Quarterly Earnings Conference Call

Thomas Weisel Partners will host its third quarter conference call on Wednesday, October 28, 2009 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The conference call may include forward-looking statements, including guidance as to future results.
All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and Chief Executive Officer, Thomas W. Weisel; President and Chief Operating Officer, Lionel F. Conacher; and Chief Financial Officer, Ryan Stroub, by dialing (866) 746-9599 (domestic) or (702) 696-4728 (international).  The confirmation code for both the domestic and international lines is: 36120830.

A live audio webcast of the call, as well as the company’s results, will be available through the Investor Relations/Webcasts section of the company’s website, www.tweisel.com, which can also be accessed directly at: http://www.tweisel.com/AboutUs/InvestorRelations/Webcasts.  To listen to the live audio webcast of the call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the conference call will be available through the above-referenced website beginning one hour following the completion of the call through November 13, 2009.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us.  In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events.  There are important factors that could cause actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to, the state of the financial markets and the economy, particularly as they relate to the growth sectors that the firm is focused on, Thomas Weisel Partners’ ability to implement its strategic initiatives and achieve the expected benefits of the acquisition of Westwind Partners, retain its professionals, as well as other competitive, economic, political, and market conditions and fluctuations, government and industry regulation, risks relating to the acquisition of Westwind Partners, including the effect of the completion of the transaction on the companies’ business relationships, operating results and business generally and other factors.  Some of the other factors are those that are discussed in Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q filed with the SEC thereafter.  We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events.  We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of: private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Calgary, Chicago, Denver, New York, Portland, Toronto, London and Zurich. For more information, please visit www.tweisel.com.

Investor Relations Contact:                                                                                                   Media Contact:
Sarah Anderson                                                                                                          Rosemary Smith
415-364-2500                                                                                                   415-364-2500
 investorrelations@tweisel.com                                                                                                rosemarysmith@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Investment banking	$15,568	$17,531	$40,862	$51,966
Brokerage	24,256	33,652	81,455	104,646
Asset management	3,932	(2,329)	13,102	(115)
Interest income	198	1,828	743	6,701
Total revenues	43,954	50,682	136,162	163,198
Interest expense	(400)	(1,636)	(1,223)	(5,214)

Net revenues	43,554	49,046	134,939	157,984

Expenses excluding interest:
Compensation and benefits	27,312	36,869	88,051	119,046
Brokerage execution, clearance and account administration	6,123	7,461	19,027	20,333
Communications and data processing	4,171	5,502	13,226	17,101
Depreciation and amortization of property and equipment	1,835	1,901	6,364	5,721
Amortization of other intangible assets	2,664	3,833	8,530	11,564
Goodwill impairment	-	92,597	-	92,597
Marketing and promotion	2,083	3,329	5,387	11,151
Occupancy and equipment	7,206	7,588	15,874	18,249
Other expenses	6,215	9,445	26,464	25,039
Total expenses excluding interest	57,609	168,525	182,923	320,801

Loss before taxes	(14,055)	(119,479)	(47,984)	(162,817)
Provision for taxes (tax benefit)	336	(10,300)	470	(25,706)
Net loss	$(14,391)	$(109,179)	$(48,454)	$(137,111)

Net loss per share:
Basic net loss per share	$(0.44)	$(3.41)	$(1.49)	$(4.22)
Diluted net loss per share	$(0.44)	$(3.41)	$(1.49)	$(4.22)

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	32,703	31,992	32,464	32,498
Diluted weighted average shares outstanding	32,703	31,992	32,464	32,498